Exhibit 99.1

Thursday June 27, 7:45 am Eastern Time

Press Release

SOURCE: Renaissance Learning, Inc

Renaissance Learning Announces Preliminary Results for 2nd Quarter, Revised Expectations for Balance of 2002

WISCONSIN RAPIDS, Wis., June 27 /PRNewswire-FirstCall/ -- Renaissance Learning(TM), Inc., (Nasdaq: RLRN - News), a leading provider of comprehensive school improvement programs to K-12 schools, today announced that tightened state education budgets are resulting in lower revenues than previously expected for the three month period ending June 30, and lowered expectations for financial results for the balance of 2002. Revenues for the quarter are expected to be slightly above $33 million, up about 2% from the second quarter 2001. Earnings for the quarter are expected to be about $8.8 million, or approximately $0.25 per share, up about 15% over second quarter 2001. (Photo: http://www.newscom.com/cgi-bin/prnh/20001108/RENAISSANCELOGO)

"Expected stabilization in state funding for schools has not materialized," said Michael Baum, chief executive officer of Renaissance Learning. "In fact, the situation in several states has worsened, particularly affecting schools' willingness to try new software products and to allocate resources to teacher-training. This has impacted a number of our seasonal promotions, and caused several expected new contract signings to be recently delayed or deferred. As a result, revenue growth will be lower than expected. Even in this challenging environment, however, we expect ongoing cost-control and increased efficiencies to continue to yield earnings growth higher than revenue growth."

By the end of the quarter, the Company expects to have added approximately 1,000 new customer schools, bringing total North American schools using Company products to over 61,000. The Company also began during the quarter to ship orders for several pre-announced new software products: StandardsMaster(TM) instant assessment and Web-based reporting software; Accelerated Writer(TM) writing improvement system; and Accelerated Vocabulary(TM) vocabulary development software. Other new products, expected to be shipped as scheduled in time for the fall term, are AccelTest(TM) test creation, scoring, and gradebook software; Fluent Reader(TM) repeated reading software for improving reading fluency, and MathFacts in a Flash(TM) software to help educators improve students' computation fluency.

"Revenue performance during the second quarter reflects much lower contribution from new products than previously expected," said Baum. "Interest in these new products, however, continues very strong, and the scientific research studies proving the effectiveness of all our products continue to multiply. In addition, we have the resources to continue with aggressive marketing and sales efforts, so we believe the future remains very bright, though we expect the rest of this year to continue to be challenging.

"In addition to lower state spending, it now appears that funds from the new federal education act will be much slower in reaching schools than we and others had anticipated. State budgetary pressures will probably continue into the new year. Therefore, we are revising our revenue growth expectation for the year 2002 to 5-10% over 2001. We expect, however, to maintain high operating margins so that we can still deliver earnings growth approaching 20% for the year. We believe that once funding begins to improve, so will sales of both new and established products."

The Company will hold a conference call at 10:00 a.m. CDT today to discuss this announcement and the business outlook. The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 10:00 a.m. CDT. Please call a few minutes before the scheduled start time to ensure a proper connection. A digital recording of the conference call will be made available on June 27, 2002 at 1:00 p.m. CDT through July 4, 2002. The replay dial-in is 877-519-4471. The conference ID number to access the replay is 3363383.

Renaissance Learning(TM), Inc., is a leading provider of school improvement programs, through research-based software products, teacher training, and consulting. The Company's software products, called learning information systems, give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Adopted by over 61,000 schools, these software products are among the most popular in schools nationwide, including Accelerated Reader®, Accelerated Math®, STAR Reading®, STAR Math®, STAR Early Literacy(TM), PerfectCopy(TM). The Company's Renaissance(TM) comprehensive school improvement process has been adopted by school districts across the country, and over 380,000 pre-K-12 educators have received Renaissance training. The Company also provides electronic assessment products and services to educational publishers, and sells enterprise software for training and knowledge management. The Company has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other Securities and Exchange Commission filings which factors are incorporated herein by reference.